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OTELCO INC.

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News Release

Contact:	Curtis Garner

Chief Financial Officer

Otelco Inc.

205-625-3580

Curtis.Garner@Otelco.com

OTELCO INC. ANNOUNCES CHANGE IN LOCATION FOR ANNUAL MEETING OF SHAREHOLDERS

ONEONTA, Alabama (April 15, 2020) – Otelco Inc. (Nasdaq: OTEL), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, announced today a change in the location for its annual meeting of shareholders. The meeting date and time are unchanged.

Meeting Date: Thursday, May 14, 2020

Meeting Time: 11:00 a.m. (Eastern Time)

Virtual Shareholder Meeting access link: https://web.lumiagm.com/224587560

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, shareholders, and our community, please note that the location of the 2020 Otelco Annual Meeting of Shareholders (“Annual Meeting”) has been changed and will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To access the virtual Annual Meeting on May 14, 2020, at 11:00 a. m. (Eastern Time), please click the Virtual Shareholder Meeting access link referenced above, or type the address into your web browser, fifteen minutes before the start of the meeting. The meeting link can also be found on our web site at https://otelco.gcs-web.com/.

As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a shareholder of record as of the close of business on March 16, 2020, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. You will have the opportunity to cast your vote during the Annual Meeting by emailing a copy of your ballot and legal proxy to EQSS-ProxyTabulation@equiniti.com. If you are a Beneficial Owner and you would like to vote during the meeting, you must contact the broker or agent that holds your shares to request a legal proxy giving you the right to vote your shares. Shareholders are encouraged to vote their shares prior to the meeting as they normally have voted in previous years.

How can I participate in the virtual Otelco Inc. Annual Meeting? To participate, visit https://web.lumiagm.com/224587560 15 minutes prior to the meeting. An up-to-date browser is required to work effectively with the virtual meeting software.

Otelco Announces Change in Location for Annual Meeting of Shareholders Page 2 April 15, 2020

How can I vote at the meeting? We encourage you to vote in advance as directed in the proxy statement and through the material provided by your broker. To vote at the meeting, you must contact the broker or agent that holds your shares to request a legal proxy. You may cast your vote during the Annual Meeting by emailing your completed ballot along with a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com.

How can I submit questions at the meeting? Shareholders can submit questions from the time they join the virtual meeting until the conclusion of the virtual meeting. Please follow the instructions provided on the portal for submitting a question. The Chairman of the Board and the Chief Executive Officer of the Company will make a short presentation immediately following the conclusion of the meeting and answer shareholder questions.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco provides over 67,000 services to more than 32,000 customers, with approximately 10% of those customers served over its Lightwave product. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and should continue to be used to vote your shares in connection with the Annual Meeting. You may access copies of our proxy statement, form of proxy and 2019 annual report on the Investor section of the Company’s web site, https://otelco.gcs-web.com/.